EXHIBIT 99.1

O.I. Corporation Announces Results for First Quarter of 2010
and Second Quarter Dividend

College Station, Texas---April 28, 2010—O.I. Corporation (NASDAQ: OICO) today announced its results for the three months ended March 31, 2010.  These results are summarized below.

The limited information contained in this press release is not adequate information upon which to make an informed investment decision.   Accordingly, we urge investors to read our Annual Report on Form 10-K for the year ended December 31, 2009 which we filed with the Securities Exchange Commission (SEC) on March 15, 2010.  Additional information regarding our first quarter performance will be available in our Quarterly Report on Form 10-Q which we expect to file with the SEC on or before May 14, 2010.  This document will be available on our website at www.oico.com/oicorp and the SEC’s website at www.sec.gov.

O.I. CORPORATION
FINANCIAL HIGHLIGHTS
(in thousands, except earnings per share amounts)

	Three Months Ended March 31
	2010	2009
Net revenues	$5,532	$4,621
Operating income (loss)	431	(752)
Income before income taxes	445	(740)
Benefit/(provision) for income taxes	(140)	244
Net income	305	(496)

Basic earnings per share	0.13	(0.21)
Diluted earnings per share	0.13	(0.21)

Balance Sheet Data
	March 31,	December 31,
Assets	2010	2009
Cash and investments	$4,145	$4,614
Accounts receivable	5,233	4,371
Inventories	5,403	5,657
Other current assets	1,693	1,828
Total current assets	16,474	16,470

Long-term assets	4,019	4,117
Total assets	$20,493	$20,587

Liabilities and Stockholders' Equity
Total liabilities	$2,577	$2,895

Stockholders' equity:	17,916	17,692
Total liabilities and stockholders' equity	$20,493	$20,587

Selected Data

The following table provides additional information regarding free cash flow, a non-GAAP measure, and book value per share.

	Three Months Ended
	March 31,	March 31,
$(000)	2010	2009
Net income	$305	$(496)
Net interest income	(13)	(12)
Tax expense (benefit)	140	(244)
Depreciation/amortization expense	122	139
EBITDA	554	(613)

Capital expenditures	(31)	(35)
Free cash flow	$523	$(648)

Period end Shares Outstanding	2,365,045	2,352,426
Period end Book Value per share	$7.58	$7.39

Second Quarter Dividend
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per common share payable on June 1, 2010 to shareholders of record at the close of business on May 14, 2010.

About O.I. Corporation:
O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases.  Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical.  Headquartered in College Station, Texas, the Company's products are sold worldwide.

Visit the Company's web site at:
http://www.oico.com

Investor Relations:
Bruce Lancaster
Chief Executive Officer &
Chief Financial Officer
979.690.1711